Exhibit 1.01

General Electric Company

2015 Conflict Minerals Report

Introduction

General Electric Company (“GE” or the “Company”) has prepared this conflict minerals report (“Report”) for the year ended December 31, 2015 to satisfy the requirements of Rule 13p-1 of the Securities Exchange Act. GE manufactures a wide range of products that contain tin, tantalum, tungsten or gold (“3TG” or “Conflict Minerals”), but GE does not purchase ore or unrefined Conflict Minerals from mines and generally is many steps removed in the supply chain from the mining of these minerals. We purchase materials from a wide network of suppliers so we necessarily rely on them to assist with our reasonable country of origin inquiry regarding the Conflict Minerals that are necessary to the functionality or production of products we manufacture. After performing our reasonable country of origin inquiry and due diligence for 2015, we have not been able to establish the conflict status of our products due to the continued unavailability of complete information across our broad and deep supply chain. However, the percentage of smelters and refiners in our supply chain that have been verified to be conflict-free for 2015 substantially increased in comparison to 2014, as described under “Continuous improvement” below.

This Report describes:

●	the due diligence we performed for 2015, including the steps we took to mitigate the risk that Conflict Minerals in our products benefit armed groups;
●	the products that we have reason to believe might contain 3TG originating from the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”); and
●	information known about the processing facilities and countries of origin of the 3TG in those products.

Due Diligence

1. Design of GE’s due diligence measures

GE has adopted Conflict Minerals Guidelines (the “Guidelines”) that lay out the design of our Conflict Minerals due diligence process. The Guidelines describe procedures that each GE business is expected to use to perform due diligence on the source and origin of 3TG contained in products we manufacture. GE management designed our due diligence measures to conform in material respects to the OECD Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), the Supplement on Tin, Tantalum, and Tungsten (the “Supplement”), and the Supplement on Gold.

2. Description of GE’s due diligence measures for 2015

This description of due diligence measures refers to measures performed at the GE corporate level and by the following GE businesses: Power (formerly Power & Water), Renewable Energy, Oil & Gas, Energy Connections (formerly Energy Management), Aviation, Healthcare, Transportation and Appliances & Lighting. In accordance with Securities and Exchange Commission (“SEC”) rules, this Report excludes the businesses we acquired from Alstom in November 2015. This Report also excludes the aviation business we acquired from Avio S.p.A. in August 2013; we are working to integrate this business into our Conflict Minerals program for this year and intend to include them in next year’s report.

This description is presented pursuant to the organizational structure of the Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain contained in the OECD Guidance, as elaborated for downstream companies in the Supplement.

Step 1: Establish strong company management systems

A. Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas

The Guidelines contain the operative provisions of GE’s Statement on Conflict Minerals, which can be found on GE’s website, as well as the process for ensuring that risks are adequately managed. GE Corporate created and disseminated the Guidelines to each GE business for execution of GE’s Conflict Minerals due diligence process. Additional GE policies that relate to the due diligence measures contained in the OECD Guidance are incorporated into GE’s policy document The Spirit & the Letter, which can be found on GE’s website (for each of these materials, see “Where You Can Find Additional Information” below).

B. Structure internal management systems to support supply chain due diligence

GE corporate. A senior GE executive, supported by a senior GE lawyer, has oversight responsibility for GE’s Statement on Conflict Minerals, including the establishment of processes and procedures to carry out this statement.

GE businesses. Each GE business has:

●	established a system to support performance of due diligence on its supply chain;
●	documented that system in a written business program; and
●	assigned certain personnel responsibility for executing the business program.

Internal reporting. For 2015, GE Corporate used the following Conflict Minerals due diligence reporting mechanisms:

●

Reporting within GE businesses: Each GE business conducted one or more reviews of its Conflict Minerals due diligence program with senior management in its sourcing organization covering measurements relating to efforts to achieve supply chain transparency;

●

Communicating across GE businesses: Representatives of GE businesses and others having responsibilities for executing Conflict Minerals due diligence held regularly scheduled meetings to discuss design and modification of the due diligence process, share best practices among the businesses, and monitor progress of the due diligence process; and

●

Reporting to GE Corporate sourcing and Controllership leaders: Reports on GE’s progress in completing Conflict Minerals due diligence were provided periodically to GE’s Sourcing Council, which comprises GE Corporate executives responsible for supply chain programs and the leads of the sourcing organizations of GE’s businesses; and to GE’s controllership organization, including GE’s Vice President and Controller and other senior management responsible for GE’s SEC reporting.

C. Establish a system of controls and transparency over the mineral supply chain

Identifying suppliers. Each GE business identified:

●

Relevant Suppliers: suppliers that provide inputs to GE products that are known or are likely to contain 3TG through a process that is based on an examination of internal records such as bills of material or other product specifications, a qualitative review of sourcing records, or information provided by the supplier; and

●

Significant Suppliers: those suppliers within the universe of Relevant Suppliers that are most significant to GE’s Conflict Minerals program, using criteria developed by the business, such as the amount of sourcing spend with the supplier.

Identifying smelters and refiners in the supply chain. Each GE business identified all smelters and refiners of Conflict Minerals that are first-tier suppliers to GE and used its best efforts to identify additional smelters and refiners by surveying Significant Suppliers using a tool developed by GE based on the Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (“CMRT”). The survey tool is designed to collect, manage and archive (for at least five years) supplier information relevant for Conflict Minerals due diligence including, among other things, the identity of smelters and refiners of 3TG in the supplier’s supply chain. We apply standardized criteria (based on the CMRT) across GE businesses for assessing the acceptability of survey responses.

Conducting a reasonable country of origin inquiry. For upstream due diligence to identify countries of origin and other relevant information about the conflict status of metals produced by the smelters and refiners identified in GE’s supply chain, GE relies on the information made available through the Conflict-Free Smelter Program (“CFSP”) administered by CFSI as well as information from an independent third-party supply chain expert. GE relied on this information to identify (1) the conflict status of 3TG processed by these smelters and refiners; and (2) the countries of origin of ores in the supply chains of these smelters and refiners. Where the data showed that ores utilized by one or more of these smelters or refiners originated in one or more of the Covered Countries, GE concluded that there is reason to believe that 3TG from the Covered Countries is present in the products of the business for which such smelters or refiners were reported to be in the supply chain. Due to business confidentiality and other competitive concerns, as recognized by the Supplement, the CFSP does not publish detailed information on specific mine and location of origin of ores that supply the smelters and refiners subject to verification reviews. Consequently, no such information is provided in this Report. CFSP’s efforts to determine such information is described on the CFSI website (see “Where You Can Find Additional Information” below). For 2015, GE retained an independent third-party expert in supply chains to assist us in our reasonable country of origin inquiry, including assessing the conflict-free status of the smelters and refiners in our supply chain.

D. Strengthen company engagement with suppliers

Regular communications. GE regularly communicates its expectations on responsible supply chains of Conflict Minerals by transmitting surveys and other communications from the sourcing organizations of the GE businesses to Significant Suppliers and other Relevant Suppliers. These communications are standardized across GE businesses to ensure consistent messaging for our suppliers. In addition, the sourcing organizations of GE’s businesses provide training to and maintain websites for their suppliers on GE’s Conflict Minerals program.

Contractual obligations. Each GE business contractually obligates Relevant Suppliers to (1) adopt policies and establish systems to use best efforts to procure Conflict Minerals from sources that have been verified as conflict free; (2) provide supporting data on their 3TG supply chains to GE when requested; and (3) provide GE with audit rights and the right to terminate the contract in the event of material non-compliance. These obligations are reflected in GE’s Integrity Guide for Suppliers, Contractors and Consultants (“Integrity Guide”), which can be found on GE’s website (see “Where You Can Find Additional Information” below). Purchase order and contract terms and conditions in use by GE businesses require suppliers to conform their behavior to the Integrity Guide.

E. Establish a company-level grievance mechanism

Integrity Guide. The Integrity Guide provides multiple methods for suppliers and supplier personnel to raise concerns about matters that are subject to the Integrity Guide, including GE’s expectations of suppliers regarding Conflict Minerals.

Open reporting system. Each GE business also has an open reporting system through which employees and third parties may report concerns about policy violations, including concerns related to our Conflict Minerals policies. Concerns can be reported anonymously or for attribution through several channels, including the employee’s manager, GE’s legal department, or a GE compliance officer, by calling the GE integrity hotline, or by emailing the GE Ombudsman.

No retaliation. Both the Integrity Guide and the open reporting system forbid retaliation against any person reporting an integrity concern.

Step 2: Identify and assess supply chain risks

A. Use best efforts to identify the smelters and refiners in the supply chain

During 2015, using the processes described above under “Establish a system of controls and transparency over the mineral supply chain,” GE businesses identified 5,341 Relevant Suppliers (down from 8,974 in 2014), including 1,808 Significant Suppliers (down from 2,347 in 2014). These year-over-year decreases were driven primarily by changes in the criteria used by some of our businesses to identify Relevant and Significant Suppliers. Notwithstanding the decrease in the number of Significant Suppliers, they identified 26% more smelters and refiners of 3TG in their supply chains over the prior year (324 versus 258 in 2014) as a result of due diligence improvements. See Table A below for a list of these smelters and refiners and their validation status under the CFSP.

B. Identify the scope of the risk assessment of the mineral supply chain

Engaging with suppliers. GE’s Conflict Minerals supplier survey asks suppliers to identify smelters or refiners of 3TG in their supply chains. During 2015, we engaged all Significant Suppliers to encourage the smelters and refiners in their supply chains to become validated as conflict-free by the CFSP or a similar program.

Engaging with smelters and refiners. In addition to engaging with smelters and refiners through the CFSP, GE engaged the tungsten smelters from which GE Lighting buys tungsten-bearing products directly (“first-tier tungsten smelters”) to encourage them to participate in the smelter validation process of the CFSP. As a result, 100% of the first-tier tungsten smelters that provided product to GE Lighting in 2015 have been verified as conflict-free under the CFSP, and GE Lighting has suspended purchases from first-tier tungsten smelters that are not verified or scheduled for a verification audit. See “Devise and adopt a risk management plan” below for additional information on this engagement.

C.	Assess whether the suppliers have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

Each GE business conducts due diligence to determine the degree of its suppliers’ compliance with the contractual obligations laid out in the Guidelines and the accuracy of reported information based on a risk analysis and with separate levels of intensity that depend upon risk of non-compliance. Measures may include reviewing supplier responses for completeness, accuracy and credibility, and confirming smelter status by checking against the CFSI’s Conflict Free Smelter list.

D.	Where necessary, carry out joint spot checks at the mineral smelter or refiner’s own facilities (including through participation in industry-driven programs)

First-tier suppliers. Each GE business is responsible for confirming that each of its first-tier suppliers that are smelters and refiners (if any):

●	has a policy and procedures to eliminate sourcing of conflict-supporting minerals;
●	has been subject to an audit of the origin of their 3TG supplies conducted in accordance with OECD Guidance or has made a firm commitment to undergo such an audit as soon as it can be scheduled; and
●	passes the audit as being conflict-free or, having failed the audit, has established and put into place a plan to correct process deficiencies.

Lower-tier (upstream) suppliers. In accordance with OECD Guidance, including its audit recommendations for downstream companies, GE implements upstream audits by participating in and cooperating with industry organizations. GE is a partner company of CFSI (member code GECO) and has, periodically, supported CFSI and CFSP through membership on governance committees and providing financial assistance and in-kind assistance with CFSP smelter validation. As such, GE relied on the CFSP to conduct risk assessment at the upstream level. For each smelter identified in its supply chain at the first or lower tiers, each GE business assessed the information available from the CFSP and an independent third-party supply chain expert to determine whether there were any “red flags” (as defined in OECD Guidance) and, if needed, develop a corrective action plan. This includes working to remove any high-risk smelters from our supply chain.

Step 3: Design and implement a strategy to respond to identified risks

A. Report findings to designated senior management

See “Structure internal management systems to support supply chain due diligence” above for a description of GE’s Conflict Minerals due diligence internal reporting processes.

B. Devise and adopt a risk management plan

Across GE. Each GE business periodically compiles a report of Conflict Minerals risks identified in its supply chain for review by the GE business executive-level program owner to determine appropriate steps to take in mitigating any risks identified in the reports. In 2015, these steps focused on reducing risk by engaging all Significant Suppliers to encourage the smelters and refiners in their supply chains to become validated as conflict-free by the CFSP or a similar program.

GE Lighting. As noted above, GE Lighting has first-tier tungsten smelters in its supply chain. GE Lighting’s engagement efforts with these smelters began as early as 2009. GE Lighting and GE Corporate have also participated in meetings with representatives of the tungsten smelter industry to encourage tungsten smelter participation in the CFSP. Currently, 100% of the first-tier tungsten smelters that provided product to GE Lighting in 2015 have been verified as conflict-free under the CFSP, and GE Lighting has suspended purchases from first-tier tungsten smelters that are not verified or scheduled for a verification audit.

Step 4: Carry out independent 3rd-party audit of smelters/refiners’ due diligence practices

See “Where necessary, carry out joint spot checks at the mineral smelter or refiner’s own facilities (including through participation in industry-driven programs)” above for a discussion of how GE conducted risk assessment at the upstream level.

Step 5: Report annually on supply chain due diligence

In addition to filing this Report, GE’s Sustainability Report describes our Conflict Minerals program and discusses our due diligence process and progress in accomplishing the goals of our Statement on Conflict Minerals (see “Where You Can Find Additional Information” below).

3. Continuous improvement

2015 progress. For 2015, GE continued to focus on:

●

conducting due diligence and a reasonable country of origin inquiry to improve the transparency in our Conflict Minerals supply chain, increasing the number of identified 3TG smelters and refiners in our supply chain by 26% to 324 in 2015 and more precisely identifying the countries of origin of 3TG in our supply chain; and

●

engaging with suppliers to reduce Conflict Minerals supply chain risk, increasing the number of smelters and refiners in our supply chain that have been verified to be conflict-free by 58% to 216 in 2015. As a result, more than 66% of the smelters and refiners in our supply chain have been verified to be conflict-free (up from 53% in 2014).

2016 actions to improve due diligence and supplier engagement. GE intends to take the following steps in 2016 to improve due diligence and thereby mitigate the risk that Conflict Minerals in GE products may benefit armed groups:

●

intensify communication with suppliers and spread best practices learned during execution of the due diligence process in 2015 across the GE businesses to continue to work to improve the percentage of Significant Suppliers responding to GE’s supply chain surveys and the quality of their responses; and

●

intensify the identification of and communication with smelters and refiners in GE’s supply chain in order to continue to increase the number of smelters and refiners that participate in the CFSP. As an example, in April 2016, the Aerospace Industries Association, of which GE is a member, sent a letter to a number of smelters in the aerospace industry supply chain urging them to participate in the CFSP.

In addition, GE has hired an independent, third-party supply chain expert to prepare an audit readiness assessment for our Conflict Minerals program and help us to enhance our due diligence practices.

Information Known to GE about 3TG in GE products

GE manufactures a wide range of products that contain Conflict Minerals, but GE does not purchase ore or unrefined conflict minerals from mines and generally is many steps removed in the supply chain from the mining, smelting and refining of these minerals. For a description of the products manufactured by GE in 2015, see the products description for each of our industrial businesses—Power (formerly Power & Water), Renewable Energy, Oil & Gas, Energy Connections (formerly Energy Management), Aviation, Healthcare, Transportation and Appliances & Lighting—on pages 37 through 60 of our 2015 Annual Report on Form 10-K, which are incorporated into this Report by reference and which you can find at www.ge.com/annualreport.

GE purchases materials from a wide network of suppliers so we necessarily rely on them to assist with our reasonable country of origin inquiry. After performing a reasonable country of origin inquiry and due diligence for 2015, we have not been able to establish the conflict status of our products, due to the continued unavailability of complete information across our broad and deep supply chain.

Facilities Used to Process 3TG in GE Products

GE obtained information about the facilities used to process 3TG in GE products through the due diligence activities described in this Report. Table A below contains a list of smelters and refiners that GE’s Significant Suppliers identified as being present in their supply chains that GE believes may have processed 3TG contained in GE products.

Countries of Origin of 3TG in GE Products

GE obtained information about the country of origin and mine or location of origin of 3TG in GE products through reliance on the CFSP’s upstream audits of smelters and refiners in GE’s supply chain and using information provided by an independent third-party supply chain expert, as described in this Report. Table B below contains a list of known countries of origin of 3TG used by smelters and refiners that GE suppliers identified as being present in their supply chains.

Table A
(as of February 15, 2016)

Summary of Smelters and Refiners
# of Smelters and Refiners Reported in Our Supply Chain

	A. CFSI Compliant		B. CFSI Participating		C. Other
	Smelters & Refiners[1]		Smelters & Refiners[2]		Smelters & Refiners[3]		Total
	2014	2015	2014	2015	2014	2015	2014	2015
Tantalum	38	46	1	0	2	0	41	46
Tin	28	59	22	17	23	15	73	91
Tungsten	11	31	20	14	4	4	35	49
Gold	60	80	7	15	42	43	109	138
Total	137	216	50	46	71	62	258	324

(1)	Audited by the CFSI and have been found to be compliant with the CFSI’s Conflict-Free Smelter Program.
(2)	In the process of being audited by the CFSI, including, for 2015, 4 tungsten smelters that have agreed to complete a CFSP audit within two years of joining the Tungsten Industry – Conflict Minerals Council.
(3)	Have not commenced the process of being audited by the CFSI.

A. CFSI Compliant Smelters and Refiners for 2015

Metal	Smelter/Refiner Name	Smelter/Refiner Location
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Tranzact, Inc.	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide	CHINA

Tin	Alpha	UNITED STATES
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rond™nia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	Elmet S.L.U (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA

Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA

Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und HŸtten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL

Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant"	RUSSIAN FEDERATION
Gold	(OJSC Krastsvetmet)
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES

Gold	Royal Canadian Mint	CANADA
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA

B. CFSI Participating Smelters and Refiners for 2015

Metal	Smelter/Refiner Name	Smelter/Refiner Location
Tin	An Thai Minerals Company Limited	VIET NAM
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
	Electro-Mechanical Facility of the Cao Bang Minerals &	VIET NAM
Tin	Metallurgy Joint Stock Company
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Gejiu Jinye Mineral Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Phoenix Metal Ltd.	RWANDA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CHINA
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Moliren Ltd	RUSSIAN FEDERATION

Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIET NAM
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION

Gold	Advanced Chemical Company	UNITED STATES
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Cendres + Métaux SA	SWITZERLAND
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Faggi Enrico S.p.A.	ITALY
Gold	Geib Refining Corporation	UNITED STATES
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Torecom	KOREA, REPUBLIC OF
Gold	WIELAND Edelmetalle GmbH	GERMANY

C. Other Smelters and Refiners for 2015

Metal	Smelter/Refiner Name	Smelter/Refiner Location
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	PT Alam Lestari Kencana	INDONESIA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA
Tin	PT Seirama Tin Investment	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	Super Ligas	BRAZIL
Tin	Xianghualing Tin Industry Co., Ltd.	CHINA

Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Luoyang Mudu Tungsten & Molybdenum Technology Co. Ltd	CHINA

Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AURA-II	UNITED STATES
Gold	Bangalore Refinery	INDIA
Gold	Caridad	MEXICO
Gold	Chugai Mining	JAPAN

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Henan Yuguang Gold & Lead Co., Ltd.	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Morris and Watson	NEW ZEALAND
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES
Gold	SAFINA A.S.	CZECH REPUBLIC
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	Sudan Gold Refinery	SUDAN
Gold	Super Dragon Technology Co., Ltd.	CHINA
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongkuang Gold Industry Co., Ltd.	CHINA
Gold	Zhuzhou Smelting Group Co., Ltd.	CHINA

Table B
(as of April 1, 2016)

Gold	Tantalum	Tin	Tungsten

Australia	Brazil	Bolivia	Australia
Brazil	Burundi	Brazil	Cambodia
Canada	China	China	China
Central African Republic	DRC	DRC	DRC
Chile	Russia	Indonesia	Russia
China	Rwanda	Laos	Rwanda
DRC	Vietnam	Peru	Thailand
Finland	Recycled	Rwanda	Vietnam
Ghana		Vietnam	Recycled
India		Recycled
Indonesia
Kazakhstan
Korea
Kyrgyzstan
Laos
Mexico
Mongolia
New Zealand
Peru
Poland
Russia
South Africa
South Sudan
Sudan
Sweden
Tajikistan
Tanzania
USA
Uzbekistan
Zimbabwe
Recycled

Helpful Resources

Acronyms Used in This Report

3TG	Tin, Tantalum, Tungsten or Gold
CFSI	Conflict-Free Sourcing Initiative
CFSP	Conflict-Free Smelter Program
CMRT	Conflict Minerals Reporting Template
DRC	Democratic Republic of the Congo
OECD	Organization for Economic Cooperation and Development
SEC	U.S. Securities and Exchange Commission

Forward-Looking Statements

This Report contains "forward-looking statements" – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see http://www.ge.com/investor-relations/disclaimer-caution-concerning-forward-looking-statements as well as our annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements.

Where You Can Find Additional Information*

GE’s Sustainability Report – Conflict Minerals
www.gesustainability.com/building-things-that-matter/supply-chain/conflict-minerals/

GE’s Statement on Conflict Minerals
www.gesustainability.com/building-things-that-matter/supply-chain/conflict-minerals/

GE’s Integrity Guide for Suppliers, Contractors and Consultants
www.gesupplier.com/html/SuppliersIntegrityGuide.htm

GE’s Spirit & Letter
www.ge.com/files/usa/citizenship/pdf/english.pdf

Conflict-Free Sourcing Initiative
www.conflictfreesourcing.org/

OECD Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas
www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf

GE’s 2015 Annual Report on Form 10-K
www.ge.com/annualreport

*These web links are provided for convenience only, and the content on the referenced websites does not constitute a part of this Report.

GE and the GE logo are trademarks and service marks of General Electric Company. Other marks used throughout are trademarks and service marks of their respective owners.